Exhibit 23.4.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 18, 2011, with respect to the statement of assets and liabilities for FactorShares 2X: S&P500 Bull/TBond Bear as of December 31, 2010 and the statement of financial condition of Factor Capital Management, LLC as of December 31, 2010 and the related statements of changes in member’s capital and cash flows for the period from November 2, 2009 (inception) to December 31, 2010 in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-164754) and related Prospectus of FactorShares 2X: S&P500 Bull/TBond Bear for the registration of 10,000,000 common units of beneficial interest.

New York, New York	/s/ Ernst & Young LLP

January 18, 2011